                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under Rule 14a-12



                            VORNADO OPERATING COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------
(2)   Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------
(4)   Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------
(5)   Total fee paid:

--------------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid:

--------------------------------------------------------------------------
(2)   Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------
(3)   Filing Party:

--------------------------------------------------------------------------
(4)   Date Filed:

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

                           VORNADO OPERATING COMPANY

                           -------------*------------

                                   NOTICE OF
                                 ANNUAL MEETING
                                OF STOCKHOLDERS

                                      AND

                                PROXY STATEMENT
                                    2 0 0 3

                           VORNADO OPERATING COMPANY
                               888 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 28, 2003

                            ------------------------

To our Stockholders:

    The Annual Meeting of Stockholders of Vornado Operating Company, a Delaware corporation (the "Company"), will be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663, on Wednesday, May 28, 2003, beginning at 10:00 A.M., local time, for the following purposes:

    (1) The election of two persons to the Board of Directors of the Company, each for a term of three years and until their successors are duly elected and qualified; and

    (2) The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Pursuant to the Bylaws of the Company, the Board of Directors of the Company has fixed the close of business on April 17, 2003, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

    Your attention is called to the attached Proxy Statement. Whether or not you plan to attend the meeting, your shares should be represented and voted. You are urged to complete and sign the enclosed proxy and return it in the accompanying envelope to which no postage need be affixed if mailed in the United States. If you attend the meeting in person, you may revoke your proxy at that time and vote your own shares.

                                          By Order of the Board of Directors,

                                          Paul F. Larner
                                          Corporate Secretary

April 30, 2003

                           VORNADO OPERATING COMPANY
                               888 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 28, 2003

                            ------------------------

     The enclosed proxy is being solicited by the Board of Directors (the "Board") of Vornado Operating Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 28, 2003, beginning at 10:00 A.M., local time, at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663 (the "Annual Meeting"). A stockholder may authorize their proxy by executing and returning the enclosed proxy card. A stockholder may revoke their proxy at any time prior to its exercise at the Annual Meeting by executing and delivering to the Company at its principal office a written revocation or later dated proxy or by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not automatically revoke your prior authorization of your proxy. Only the last vote of a stockholder will be counted. The cost of soliciting proxies will be borne by the Company. MacKenzie Partners, Inc. has been engaged by the Company to solicit proxies, at a fee not to exceed $5,000. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse them for their expenses in so doing.

     Only stockholders of record at the close of business on April 17, 2003, are entitled to notice of and to vote at the Annual Meeting. There were on such date 4,068,924 shares of common stock, par value $.01 per share ("Common Stock"), of the Company outstanding, each entitled to one vote at the Annual Meeting.

     The holders of a majority of the outstanding shares of Common Stock at the close of business on April 17, 2003, present in person or by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting.

     The principal executive office of the Company is located at 888 Seventh Avenue, New York, New York 10019. The accompanying Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy will be mailed on or about April 30, 2003, to the Company's stockholders of record as of the close of business on April 17, 2003.

                             ELECTION OF DIRECTORS

DIRECTORS STANDING FOR ELECTION

     The Company's Board has six members. The Company's restated certificate of incorporation (the "Charter") provides that the directors of the Company are divided into three classes, as nearly equal in number as reasonably possible, as determined by the Board. The term of office of Class II directors will expire at the Annual Meeting of Stockholders in 2003, the term of office of Class III directors will expire at the Annual Meeting of Stockholders in 2004 and the term of office of Class I directors will expire at the Annual Meeting of Stockholders in 2005, with each class of directors to hold office until their successors have been duly elected and qualified. At each Annual Meeting of Stockholders, directors elected to succeed the directors whose terms expire at such Annual Meeting shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders in the third year following the year of their election and until their successors have been duly elected and qualified.

     Unless otherwise directed in the proxy, each of the persons named in the enclosed proxy, or his substitute, will vote such proxy for the election of the two nominees listed below as directors for a three-year term and until their respective successors are duly elected and qualified. If any nominee at the time of election is unavailable to serve, a contingency not presently anticipated, it is intended that each of the persons named in the proxy, or his substitute, will vote for an alternate nominee who will be designated by the Board. Proxies may be voted only for the nominees named or such alternates.

     Under the Bylaws, the affirmative vote of a plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, is sufficient to elect a director. Under Delaware law, proxies marked "withhold authority" will be counted for the purpose of determining the presence of a quorum but such proxies will not be counted as votes cast in the election of directors and thus will have no effect on the result of the vote.

     If you would like to attend the Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of your shares as of the close of business on April 17, 2003, the record date for voting. If you hold shares in "street name" (i.e., through a bank, broker or other nominee), you will receive instructions from your nominee which you must follow in order to have your proxy authorized. If you hold shares in "street name" and wish to vote at the Annual Meeting, you will need to contact your nominee and obtain a proxy from that person and bring it to the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ELECTION OF THE NOMINEES LISTED BELOW TO SERVE AS DIRECTORS UNTIL THE ANNUAL MEETING IN 2006.

     The following table sets forth the nominees (both of whom are presently members of the Board) and the other present members of the Board. With respect to each such person, the table sets forth the age, principal occupation, position presently held with the Company, and the year in which the person first became a director of the Company.

                                                                                        YEAR
                                                PRINCIPAL OCCUPATION                    TERM    YEAR FIRST
                                                AND PRESENT POSITION                    WILL     APPOINTED
          NAME            AGE                     WITH THE COMPANY                     EXPIRE   AS DIRECTOR
          ----            ---                   --------------------                   ------   -----------
NOMINEES FOR ELECTION TO SERVE AS DIRECTORS UNTIL THE ANNUAL MEETING IN 2006
-------------------------------------------------------------------------------------
Martin N. Rosen(1)(2)     61    President of United Yarn Products Co., Inc.             2003       1998
Russell B. Wight, Jr.(3)  63    A general partner of Interstate Properties              2003       1998
                                ("Interstate")
PRESENT DIRECTORS ELECTED TO SERVE UNTIL THE ANNUAL MEETING IN 2004
-------------------------------------------------------------------------------------
Steven Roth(3)            61    Chairman of the Board and Chief Executive Officer of    2004       1998
                                the Company; Managing General Partner of Interstate
Michael D. Fascitelli(3)  46    President of the Company                                2004       1998
PRESENT DIRECTORS ELECTED TO SERVE UNTIL THE ANNUAL MEETING IN 2005
-------------------------------------------------------------------------------------
Douglas H. Dittrick(1)    69    President and Chief Executive Officer of Douglas        2005       1998
                                Communications Corporation II
Richard West(1)(2)        65    Dean Emeritus, Leonard N. Stern School of Business,     2005       1998
                                New York University

---------------
(1) Member of the Audit Committee of the Board.

(2) Member of the Compensation Committee of the Board.

(3) Member of the Executive Committee of the Board.

     Mr. Rosen has been the President of United Yarn Products Co., Inc. (a manufacturer of synthetic fiber) since 1970. Mr. Rosen is a board member of the YM-YWHA of North Jersey, a board member of the Daughters of Miriam Home for the Aged Foundation, and the Chairman of the Council for the Arts at Massachusetts Institute of Technology.

     Mr. Wight has been a general partner of Interstate (an owner of shopping centers and an investor in securities and partnerships) since 1968. Mr. Wight is also a trustee of Vornado Realty Trust ("Vornado") and a director of Alexander's, Inc. ("Alexander's") (a real estate investment trust).

     Mr. Roth is Chairman of the Board and Chief Executive Officer of the Company. Mr. Roth has been Chairman of the Board and Chief Executive Officer of Vornado since May 1989 and Chairman of the Executive Committee of the Board of Vornado since April 1988. Since 1968, he has been a general partner of Interstate and, more recently, he has been Managing General Partner. In March 1995, he became Chief Executive Officer of Alexander's. Mr. Roth is also a director of Alexander's and of Capital Trust, Inc. (a real estate lender).

     Mr. Fascitelli is President of the Company. Mr. Fascitelli has been the President and a trustee of Vornado, and a director of Alexander's since December 1996. Mr. Fascitelli has been the President of Alexander's since August 2000. From December 1992 to December 1996, Mr. Fascitelli was a partner at Goldman Sachs & Co. (an investment banking firm) in charge of its real estate practice and was a vice president prior to 1992.

     Mr. Dittrick has been the President and Chief Executive Officer of Douglas Communications Corporation II (a cable television company) since July 1986. Prior to July 1986, Mr. Dittrick was the President and Chief Executive Officer of Tribune Cable Communications, a cable television subsidiary of Tribune Company, which was sold in 1986. Mr. Dittrick is the Chairman of the Board of Trustees of Ohio Wesleyan University, and the Chairman of the Board of Trustees of Valley Hospital.

     Mr. West is Dean Emeritus of the Leonard N. Stern School of Business at New York University. He was a professor there from September 1984 until September 1995 and Dean from September 1984 until August 1993. Prior thereto, Mr. West was Dean of the Amos Tuck School of Business Administration at Dartmouth College. Mr. West is also a trustee of Vornado and a director of Alexander's, Bowne & Co., Inc. (a commercial printing company) and 23 investment companies managed by Merrill Lynch Investment Managers.

     The Company is not aware of any family relationships among any directors or executive officers of the Company or persons nominated or chosen by the Company to become directors or executive officers. Messrs. Roth and Wight are affiliated with each other as general partners of Interstate and through other businesses.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has an Executive Committee, an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee.

     The Board held three meetings during 2002. Each director attended at least 75% of the combined total of the meetings of the Board and all committees on which he served during 2002.

  Executive Committee

     The Executive Committee possesses and may exercise all the authority and powers of the Board in the management of the business and affairs of the Company, except those reserved to the Board by the Delaware General Corporation Law. The Executive Committee consists of three members, Messrs. Roth, Fascitelli and Wight. Mr. Roth is the Chairman of the Executive Committee. The Executive Committee did not meet in 2002.

  Audit Committee

     The purposes of the Audit Committee are to assist the Board: (i) in its oversight of the Company's accounting and financial reporting principles and policies and internal controls and procedures; (ii) in its oversight of the Company's financial statements and the independent audit thereof; (iii) in selecting, evaluating and, where deemed appropriate, replacing the outside auditors; and (iv) in evaluating the independence of the outside auditors. The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out independent annual audits and reviews, including reviews of the Company's quarterly consolidated financial statements prior to the filing of each Quarterly Report on Form 10-Q, and other procedures. The Board has adopted a written Audit Committee Charter which was attached as Annex A to the Company's Proxy Statement for its 2001 Annual Meeting. The Audit Committee, which held six meetings during 2002, consists of three members, Messrs. Dittrick, Rosen and West. Mr. Dittrick is the Chairman of the Audit Committee.

  Compensation Committee

     The Compensation Committee is responsible for establishing the terms of the compensation of the executive officers and the granting of awards under the Company's 1998 Omnibus Stock Plan (the "Omnibus Stock Plan"). The Committee consists of two members, Mr. West and Mr. Rosen. Mr. West is the Chairman of the Compensation Committee. The Compensation Committee did not meet in 2002.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board is responsible for establishing the terms of the compensation of the executive officers and the granting of awards under the Company's Omnibus Stock Plan. None of the Company's executive officers received compensation from or on behalf of the Company in 2002.

     The factors and criteria which the Compensation Committee utilizes in establishing the compensation of the Company's executive officers include an evaluation of the Company's overall financial and business performance, the officer's overall leadership and management and contributions by the officer to the Company's acquisitions or investments. The Compensation Committee also considers the compensation provided in the prior year and estimates of compensation to be provided by similar companies in the current year. The primary objective of the Compensation Committee in establishing the terms of the executive officers' compensation is to provide strong financial incentives for the executive officers to maximize stockholder value. The Compensation Committee believes that the best way to accomplish this objective is to grant substantial awards on a fixed share basis without adjusting the number of shares granted to offset changes in the Company's stock price.

     Section 162(m) of the Internal Revenue Code, which was adopted in 1993, provides that, in general, publicly traded companies may not deduct, in any taxable year, compensation in excess of $1,000,000 paid to the company's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year which is not "performance based", as defined in
Section 162(m). Options granted under the Omnibus Stock Plan to date satisfy the performance-based requirements under the final regulations issued with respect to Section 162(m).

                                          RICHARD WEST
                                          MARTIN N. ROSEN

                               PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock with the performance of the Russell 2000 Index and NASDAQ Industrial Index (a peer group index) for the period from October 16, 1998 (the initial day of trading of the Common Stock on the American Stock Exchange) through the end of 2002. The graph assumes that $100 was invested on October 16, 1998 in each of the Company's Common Stock, the Russell 2000 Index and the NASDAQ Industrial Index, and that all dividends were reinvested without the payment of any commission. THERE CAN BE NO ASSURANCE THAT THE PERFORMANCE OF THE COMPANY'S SHARES WILL CONTINUE IN LINE WITH THE SAME OR SIMILAR TRENDS DEPICTED IN THE GRAPH BELOW.

                            [PERFORMANCE LINE GRAPH]

------------------------------------------------------------------------------------------------------------------------
                                                             10/16/98  12/31/98  12/31/99  12/31/00  12/31/01  12/31/02
------------------------------------------------------------------------------------------------------------------------
 Vornado Operating Company                                      100       101        75        26         6         6
 Russell 2000 Index                                             100       123       149       146       149       119
 NASDAQ Industrial Index                                        100       129       187       156       157       131

                           PRINCIPAL SECURITY HOLDERS

     The following table sets forth the number of shares of Common Stock and units of limited partnership interest ("Units") in Vornado Operating L.P., a Delaware limited partnership ("Company L.P."), as of April 17, 2003, beneficially owned by (i) each person who holds more than a 5% interest in the Company, (ii) directors of the Company, (iii) executive officers of the Company, and (iv) the directors and executive officers of the Company as a group.

                                                           NUMBER OF
                                                           SHARES OF
                                                          COMMON STOCK                PERCENT OF
                                          ADDRESS OF       AND UNITS     PERCENT OF   ALL SHARES
                                          BENEFICIAL      BENEFICIALLY   ALL SHARES   AND UNITS
NAME OF BENEFICIAL OWNER                     OWNER          OWNED(1)       (1)(2)       (1)(2)
------------------------               -----------------  ------------   ----------   ----------
NAMED EXECUTIVE OFFICERS AND
  DIRECTORS
Steven Roth(3)(4)....................         (5)             726,295        6.9%        16.1%
Russell B. Wight, Jr.(3)(6)..........         (5)             674,640        5.6%        14.9%
Michael D. Fascitelli(7).............         (5)             245,977        5.8%         5.2%
Douglas H. Dittrick(7)...............         (5)              22,000          *            *
Martin N. Rosen(7)...................         (5)              15,000          *            *
Richard West(7)(8)...................         (5)              31,150          *            *
Joseph Macnow(7)(9)..................         (5)              23,750          *            *
All executive officers and directors
  as a group (seven persons)(7)......         (5)           1,061,634       14.2%        22.2%
OTHER BENEFICIAL OWNERS
David Mandelbaum(3)..................         (5)             663,099        5.3%        14.7%
Interstate Properties(3).............         (5)             647,150        4.9%        14.3%
Gregg Frankel(10)....................   37 Water Street       333,800        8.2%         7.4%
                                       Lebanon, NJ 08833

---------------
  *  Less than 1%.

 (1) Unless otherwise indicated, each person is the direct owner of, and has sole voting power and sole investment power with respect to, such Common Stock and Units. Numbers and percentages in the table are based on 4,068,924 shares of Common Stock and 447,017 Units outstanding as of April 17, 2003.

 (2) The total number of shares outstanding used in calculating this percentage assumes that all shares that each person has the right to acquire within 60 days pursuant to the exercise of options are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

 (3) Interstate, a partnership of which Messrs. Roth, Wight and Mandelbaum are the general partners, owns 200,133 shares of Common Stock and 447,017 Units. Interstate has the right to have its Units redeemed by Company L.P. either for (a) cash in an amount equal to the fair market value, at the time of redemption, of 447,017 shares of Common Stock or

     (b) 447,017 shares of Common Stock, in each case as selected by the Company and subject to customary anti-dilution adjustments. Messrs. Roth, Wight and Mandelbaum share voting power and investment power with respect to these shares and Units.

 (4) Includes 4,145 shares owned by the Daryl and Steven Roth Foundation, over which Mr. Roth holds sole voting power and sole investment power. Does not include 1,800 shares owned by Mr. Roth's wife, as to which Mr. Roth disclaims any beneficial interest.

 (5) The address of such person(s) is c/o Vornado Operating Company, 888 Seventh Avenue, New York, New York 10019

 (6) Includes 4,690 shares owned by the Wight Foundation, over which Mr. Wight holds sole voting power and sole investment power.

 (7) The number of shares beneficially owned by the following persons includes the number of shares indicated due to vesting of options: Michael D. Fascitelli -- 200,000; Douglas H. Dittrick -- 15,000; Martin N.
     Rosen -- 15,000; Richard West -- 15,000; Joseph Macnow -- 20,000; and all directors and executive officers as a group -- 265,000.

 (8) Mr. West and his wife own 150 of these shares jointly.

 (9) Mr. Macnow and his wife own 3,750 of these shares jointly.

(10) Based on a Schedule 13G filed on May 2, 2002, Gregg Frankel has the sole power to vote or to direct the vote of, and the sole power to dispose or to direct the disposition of, 333,800 shares. 141,300 of the 333,800 shares are held in accounts for Mr. Frankel's minor children.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the Securities and Exchange Commission ("SEC"). Such directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) reports they file.

     Based solely on a review of the Forms 3, 4 and 5, and any amendments thereto, furnished to us, and on written representations from certain reporting persons, we believe that the only filing deficiencies under Section 16(a) by our directors, executive officers and 10% stockholders were late filings by Steven Roth (two reports covering one transaction) and Russell B. Wight, Jr. (two reports covering one transaction).

                             EXECUTIVE COMPENSATION

     The Company's Chief Executive Officer and each of its three other executive officers who were executive officers in 2002 ("Covered Executives") have not received compensation from or on behalf of the Company since its formation, except for options and stock appreciation rights ("SARs") that were granted in 1998. Although the Company has not paid a salary or other compensation to any Covered Executives (except for options and SARs that were granted in 1998), the Company expects that it would pay salaries and other compensation to all of its executive officers if it begins conducting business operations material enough to warrant such compensation.

     The following table summarizes all exercises of options during 2002, and the number and value of options and SARs held at December 31, 2002, by the Covered Executives.

 AGGREGATED OPTION/SAR EXERCISES IN 2002 AND FISCAL YEAR END OPTION/SAR VALUES

                                                                          NUMBER OF
                                                                         SECURITIES         VALUE OF
                                                                         UNDERLYING        UNEXERCISED
                                                                         UNEXERCISED      IN-THE-MONEY
                                                  SHARES               OPTIONS/SARS AT   OPTIONS/SARS AT
                                                 ACQUIRED                 12/31/02          12/31/02
                                                    ON       VALUE      EXERCISABLE/      EXERCISABLE/
                                                 EXERCISE   REALIZED    UNEXERCISABLE     UNEXERCISABLE
NAME                                               (#)        ($)            (#)               ($)
----                                             --------   --------   ---------------   ---------------
Steven Roth                                          --       --          205,000/0            0/0
Michael D. Fascitelli                                --       --          200,000/0            0/0
Joseph Macnow                                        --       --           20,000/0            0/0

COMPENSATION OF DIRECTORS

     Messrs. Roth, Fascitelli and Wight each receive from the Company compensation at a rate of $25,000 per year for serving as a director of the Company and Messrs. West, Dittrick and Rosen each receive from the Company compensation at a rate of $50,000 per year for serving as a director of the Company. Messrs. West, Dittrick and Rosen's annual retainers are reflective of their membership on the Audit Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  General

     On October 16, 1998 Vornado Realty L.P. (the "Operating Partnership"), a subsidiary of Vornado, made a distribution (the "Distribution") of one share of Common Stock of the Company for each 20 units of limited partnership interest of the Operating Partnership (including the units owned by Vornado) held of record as of the close of business on October 9, 1998, and Vornado in turn made a distribution of the Common Stock it received to the holders of its common shares of beneficial interest.

     The Company was incorporated on October 30, 1997, as a wholly owned subsidiary of Vornado. In order to maintain its status as a real estate investment trust ("REIT") for federal income tax purposes, Vornado is required to focus principally on investments in real estate assets. Accordingly, Vornado is prevented from owning certain assets and conducting certain activities that would be inconsistent with its status as a REIT. The Company was formed to own assets that Vornado could not itself own and conduct activities that Vornado could not itself conduct. The Company functions principally as an operating company, in contrast to Vornado's principal focus on investments in real estate assets. The Company is able to do so because it is taxable as a regular "C" corporation rather than as a REIT.

     The Company operates businesses conducted at properties it leases from Vornado or entities partially owned by Vornado, as contemplated by the agreement between the Company and Vornado, as described under "Vornado Agreement" below. The Company expects to rely on Vornado to identify business opportunities for the Company and currently expects that those opportunities will relate in some manner to Vornado and its real estate investments rather than to unrelated businesses.

  Capital Contribution and Revolving Credit Agreement

     As part of its formation, the Company obtained a $75,000,000 unsecured five-year revolving credit facility from Vornado ("Revolving Credit Agreement") which expires on December 31, 2004. Borrowings under the Revolving Credit Agreement bear interest at LIBOR plus 3% (4.38% at December 31, 2002). The Company pays Vornado a commitment fee equal to 1% per annum on the average daily unused portion of the facility pursuant thereto; for the year ended December 31, 2002, the Company paid commitment fees of $432,000. Amounts may be borrowed under the Revolving Credit Agreement, repaid and reborrowed from time to time on a revolving basis (so long as the principal amount outstanding at any time does not exceed $75,000,000). Principal payments are not required under the Revolving Credit Agreement during its term. The Revolving Credit Agreement prohibits the Company from incurring indebtedness to third parties (other than certain purchase money debt and certain other exceptions) and prohibits the Company from paying any dividends. Debt under the Revolving Credit Agreement is fully recourse against the Company. At December 31, 2002, $23,834,000 was outstanding under the Revolving Credit Agreement.

  Vornado Agreement

     The Company and Vornado have entered into an agreement (the "Vornado Agreement") pursuant to which, among other things, (a) Vornado will under certain circumstances offer the

Company an opportunity to become the lessee of certain real property owned now or in the future by Vornado (under mutually satisfactory lease terms) and (b) the Company will not make any real estate investment or other REIT-Qualified Investment, as defined below, unless it first offers Vornado the opportunity to make such investment and Vornado has rejected that opportunity.

     More specifically, the Vornado Agreement requires, subject to certain terms, that Vornado provide the Company with an opportunity (a "Tenant Opportunity") to become the lessee of any real property owned now or in the future by Vornado if Vornado determines in its sole discretion that, consistent with Vornado's status as a REIT, it is required to enter into a "master" lease arrangement with respect to such property and that the Company is qualified to act as lessee thereof. In general, a master lease arrangement is an arrangement pursuant to which an entire property or project (or a group of related properties or projects) is leased to a single lessee. Under the Vornado Agreement, the Company and Vornado will negotiate with each other on an exclusive basis for 30 days regarding the terms and conditions of the lease in respect of each Tenant Opportunity. If a mutually satisfactory agreement cannot be reached within the 30-day period, Vornado may for a period of one year thereafter enter into a binding agreement with respect to such Tenant Opportunity with any third party on terms no more favorable to the third party than the terms last offered to the Company. If Vornado does not enter into a binding agreement with respect to such Tenant Opportunity within such one-year period, Vornado must again offer the Tenant Opportunity to the Company in accordance with the procedures specified above prior to offering such Tenant Opportunity to any other party.

     In addition, the Vornado Agreement prohibits the Company from making (i) any investment in real estate (including the provision of services related to real estate, real estate mortgages, real estate derivatives or entities that invest in the foregoing) or (ii) any other REIT-Qualified Investment, unless it has provided written notice to Vornado of the material terms and conditions of the investment opportunity and Vornado has determined not to pursue such investment either by providing written notice to the Company rejecting the opportunity within ten days from the date of receipt of notice of the opportunity or by allowing such ten-day period to lapse. As used herein, "REIT-Qualified Investment" means an investment from which at least 95% of the gross income would qualify under the 95% gross income test set forth in Section 856(c)(2) of the Internal Revenue Code of 1986, as amended (the "Code") (or could be structured to so qualify), and the ownership of which would not cause Vornado to violate the asset limitations set forth in Section 856(c)(4) of the Code (or could be structured not to cause Vornado to violate the Section 856(c)(4) limitations); provided, however, that "REIT-Qualified Investment" does not include an investment in government securities, cash or cash items (as defined for purposes of Section 856(c)(4) of the Code), money market funds, certificates of deposit, commercial paper having a maturity of not more than 90 days, bankers' acceptances or the property transferred to the Company by the Operating Partnership. The Vornado Agreement also requires the Company to assist Vornado in structuring and consummating any such investment which Vornado elects to pursue, on terms determined by Vornado. In addition, the Company has agreed to notify Vornado of, and make available to Vornado, investment opportunities developed by the Company or of which the Company becomes aware but is unable or unwilling to pursue.

     Under the Vornado Agreement, Vornado provides the Company with certain administrative, corporate, accounting, financial, insurance, legal, tax, data processing, human resources and operational services. Also, Vornado makes available to the Company, at Vornado's offices, space for the Company's principal corporate office. For these services, the Company compensates Vornado in an amount determined in good faith by Vornado as the amount an unaffiliated third party would charge the Company for comparable services and reimburses Vornado for certain costs incurred and paid to third parties on behalf of the Company. For such services, the Company paid $330,000 for the year ended December 31, 2002.

     Vornado and the Company each have the right to terminate the Vornado Agreement if the other party is in material default of the Vornado Agreement or upon 90 days written notice to the other party at any time after December 31, 2003. In addition, Vornado has the right to terminate the Vornado Agreement upon a change in control of the Company.

     The Company's Charter specifies that one of its corporate purposes is to perform under the Vornado Agreement and, for so long as the Vornado Agreement remains in effect, prohibits the Company from making any real estate investment or other REIT-Qualified Investment without first offering the opportunity to Vornado in the manner specified in the Vornado Agreement.

  The Company's Management

     Messrs. Roth, Fascitelli, West and Wight are directors of the Company and trustees of Vornado. Mr. Roth is the Chairman of the Board and Chief Executive Officer of the Company and of Vornado, Mr. Fascitelli is the President of the Company and of Vornado, and certain other members of the Company's senior management hold corresponding positions with Vornado.

  Vornado Operating L.P. and the Interstate Exchange

     The Company holds its assets and conducts its business through Company L.P. The Company is the sole general partner of and as of December 31, 2002, owned a 90.1% partnership interest in Company L.P. All references to the Company refer to Vornado Operating Company and its subsidiaries including Company L.P.

     Interstate and its three partners -- Steven Roth (Chairman of the Board and Chief Executive Officer of Vornado and the Company), David Mandelbaum (a trustee of Vornado) and Russell B. Wight, Jr. (a trustee of Vornado and a director of the Company) -- beneficially owned, in the aggregate, 17.0% of the Company's Common Stock immediately after the Distribution. Under applicable provisions of the Code, Vornado will not continue to be treated as a REIT unless it satisfies, among other things, requirements relating to the sources of its gross income. Rents received or accrued by Vornado from the Company will not be treated as qualifying rent for purposes of these requirements if Vornado owns, either directly or under the applicable attribution rules, 10% or more of the Common Stock of the Company. Thus, in order to enable rents received or accrued by Vornado from the Company to be treated as qualifying rent for purposes of the REIT gross income requirements and to achieve certain other purposes, pursuant to the Exchange Agreement, dated as of October 16, 1998, between the Company and Interstate, (i) Interstate exchanged 447,017 shares of Common Stock for a 9.9% undivided interest in all of the Company's assets and (ii) Interstate and the Company contributed all of their interests in such assets to Company L.P. and in return Interstate received a 9.9% limited partnership interest and the Company received a 90.1% partnership interest therein. Interstate has the right to have its limited partnership interest in Company L.P. redeemed by Company L.P. either for (a) cash in an amount equal to the fair market value, at the time of redemption, of 447,017 shares of Common Stock or (b) 447,017 shares of Common Stock, in each case as selected by the Company and subject to customary anti-dilution adjustments. Interstate and its partners owned approximately 12.9% of the common shares of beneficial interest of Vornado and approximately 7.9% of the Company's Common Stock as of December 31, 2002.

  AmeriCold Logistics

     In October 1997, a partnership (the "Vornado REIT/Crescent REIT Partnership" or the "Landlord") in which Vornado has a 60% interest and Crescent Real Estate Equities Company ("Crescent") has a 40% interest acquired each of AmeriCold Corporation and URS Logistics, Inc. In June and July 1998, the Vornado REIT/Crescent REIT Partnership acquired the assets of Freezer Services, Inc. and the Carmar Group.

     On March 11, 1999, the Company and Crescent Operating, Inc. ("COPI") formed the "Vornado Crescent Logistics Operating Partnership" (which does business under the name "AmeriCold Logistics") to purchase all of the non-real estate assets of the Vornado REIT/Crescent REIT Partnership for $48,723,000, of which the Company's 60% share was $29,234,000. The purchase price was proposed by the Landlord. The Boards of Directors of both the Company and COPI approved the transaction after concluding that the price was the fair market value at the time of the transaction. To fund its share of the purchase price, the Company utilized $4,647,000 of cash and borrowed $18,587,000 under its Revolving Credit Agreement with Vornado. The Company paid the balance of $6,000,000 on March 7, 2000.

     Subject to confirmation of a plan of reorganization under Chapter 11 of the United States Bankruptcy Code, COPI is expected to transfer its interest in AmeriCold Logistics to an entity to be owned by the shareholders of Crescent. The shareholders of COPI approved the plan of reorganization on March 6, 2003. It is uncertain whether this plan will be confirmed and what effect, if any, this plan and the proposed change in ownership will have on the operation and management of AmeriCold Logistics.

     AmeriCold Logistics, headquartered in Atlanta, Georgia, has approximately 6,100 employees and operates 101 temperature controlled warehouse facilities nationwide with an aggregate of approximately 541 million cubic feet of refrigerated, frozen and dry storage space. Of the 101 warehouses, AmeriCold Logistics leases 88 temperature controlled warehouses with an aggregate of approximately 442 million cubic feet of space from the Landlord, and manages 13 additional warehouses containing approximately 99 million cubic feet of space. AmeriCold Logistics provides the food industry with refrigerated warehousing and transportation management services. Refrigerated warehouses are comprised of production, distribution and public facilities. Production facilities typically serve one or a small number of customers, generally food processors which are located nearby. These customers store large quantities of processed or partially processed products in the facilities until they are shipped to the next stage of production or distribution. Distribution facilities primarily warehouse a wide variety of customers' finished products until future shipment to end-users. Each distribution facility generally services the surrounding regional market. Public facilities generally serve the needs of local and regional customers under short-term agreements. Food manufacturers and processors use these facilities to store capacity overflow from their production facilities or warehouses. AmeriCold Logistics' transportation management services include freight routing, dispatching, freight rate negotiation, backhaul coordination, freight bill auditing, network flow management, order consolidation and distribution channel assessment. AmeriCold Logistics' temperature controlled logistics expertise and access to both frozen food warehouses and distribution channels enable its customers to respond quickly and efficiently to time-sensitive orders from distributors and retailers.

     AmeriCold Logistics' customers consist primarily of national, regional and local food manufacturers, distributors, retailers and service organizations including H.J. Heinz & Co., ConAgra, Philip Morris Companies, Tyson Foods, Sara Lee Corp., McCain Foods, General Mills, Flowers Industries, J.R. Simplot and Farmland Industries.

     On March 11, 1999, AmeriCold Logistics entered into leases with the Landlord covering 88 of the warehouses used in this business. The leases, as amended, generally have 15-year terms with two five-year renewal options and provide for the payment of fixed base rent and percentage rent based on revenue from customers. AmeriCold Logistics is required to pay for all costs arising from the operation, maintenance and repair of the properties, including all real estate taxes and assessments, utility charges, permit fees and insurance premiums, as well as property capital expenditures in excess of $9,500,000 annually. AmeriCold Logistics has the right to defer the payment of 15% of annual fixed base rent and all percentage rent until December 31, 2003 to the extent that available cash, as defined in the leases, is insufficient to pay such rent. Pursuant thereto, AmeriCold Logistics' deferred rent liability at December 31, 2002 is $40,583,000 (of which the Company's share is $24,350,000). The fixed base rent for each of the two five-year renewal options is equal, generally, to the greater of the fair market rent and the fixed base rent for the immediately preceding lease year plus 5%. On March 7, 2003, AmeriCold Logistics and the Landlord extended the deferred rent period to December 31, 2004 from December 31, 2003.

     On December 31, 2002, Vornado and Crescent formed a new joint venture in which Vornado holds a 44% interest and Crescent holds a 56% interest. This new joint venture acquired AmeriCold Logistics' Carthage, Missouri and Kansas City, Kansas limestone quarries for $20,000,000, the appraised value. The purchase price consisted of $8,929,000 in cash and the cancellation of $11,071,000 of notes owed by AmeriCold Logistics to Crescent. AmeriCold Logistics used $8,800,000 of the cash proceeds to repay a portion of its loans from the Company. Additionally, AmeriCold Logistics entered into a management agreement with the joint venture to manage and operate the quarries for an annual management fee of approximately $200,000 plus all direct expenses incurred as operator of the quarries. The agreement is for a term of one year and automatically renews for additional one-year periods unless terminated by either party. The Company used the $8,800,000 repayment from AmeriCold Logistics and $700,000 of its cash to repay $7,685,000 of principal and $1,815,000 of interest and commitment fees under the Revolving Credit Agreement with Vornado.

     On December 31, 2002, AmeriCold Logistics sold, without recourse, accounts receivable of $5,720,000 to Vornado and Crescent's new joint venture for $5,600,000 in cash. AmeriCold Logistics also agreed to act as agent to collect the accounts receivable. These receivables have been collected. On March 28, 2003, AmeriCold Logistics sold, without recourse, accounts receivable of $6,640,000 to Vornado and Crescent's new joint venture for $6,500,000 in cash. AmeriCold Logistics also agreed to act as agent to collect the accounts receivable. Although the terms and conditions of the receivables sales were not negotiated at arm's length, the Company believes that the terms and conditions were fair to AmeriCold Logistics.

  Management of AmeriCold Logistics

     Vornado is the day-to-day liaison to the management of AmeriCold Logistics. AmeriCold Logistics pays Vornado an annual fee of $487,000, which is based on the temperature controlled logistics operating assets acquired by AmeriCold Logistics on March 11, 1999. The fee increases by an amount equal to 1% of the cost of new acquisitions, including transaction costs. AmeriCold Logistics provides financial statement preparation, tax and similar services to the Vornado REIT/Crescent REIT Partnership for an annual fee of $273,000 in 2002 increasing 2% each year.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee's purpose is to assist the Board in its oversight of the Company's internal controls and financial statements and the audit process. The Board, in its business judgment, has determined that all members of the Audit Committee are "independent", as required by applicable listing standards of the American Stock Exchange. The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board on May 31, 2000; a copy of the current Audit Committee Charter was attached to the Company's Proxy Statement for its 2001 Annual Meeting of Stockholders.

     Management is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, Deloitte & Touche LLP, are responsible for performing an independent annual audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America.

     In performing its oversight role, the Audit Committee has considered and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has also considered whether the provision of non-audit services provided by the independent auditors is compatible with maintaining the auditors' independence and has discussed with the independent auditors the auditors' independence.

     Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

     Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's consolidated financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that Deloitte & Touche LLP is in fact "independent".

                                               DOUGLAS H. DITTRICK
                                               RICHARD WEST
                                               MARTIN N. ROSEN

           INFORMATION RESPECTING THE COMPANY'S INDEPENDENT AUDITORS

  Audit Fees

     The aggregate fees billed by Deloitte & Touche LLP, the Company's independent auditors for the year ended December 31, 2002, for professional services rendered for the audit of the Company's annual consolidated financial statements for that fiscal year and for the reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $98,000.

  Financial Information Systems Design and Implementation Fees

     There were no fees billed to the Company by Deloitte & Touche LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the year ended December 31, 2002.

  All Other Fees

     There were no fees billed to the Company by Deloitte & Touche LLP for services rendered to the Company other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for the fiscal year ended December 31, 2002.

  Retention of Independent Auditors for the Year 2003

     The Board has retained Deloitte & Touche LLP to act as independent auditors for the fiscal year ending December 31, 2003. Deloitte & Touche LLP was engaged as independent auditors for the 2002 fiscal year, and representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

                           INCORPORATION BY REFERENCE

     To the extent this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections entitled "Compensation Committee Report on Executive Compensation", "Report of the Audit Committee" (to the extent permitted by the rules of the SEC) and "Performance Graph" will not be incorporated unless provided otherwise in such filing.

                 ADDITIONAL MATTERS TO COME BEFORE THE MEETING

     The Board does not intend to present any other matter, nor does it have any information that any other matter will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, it is the intention of each of the persons named in the enclosed proxy to vote said proxy in accordance with his discretion on such matters.

                   ADVANCE NOTICE FOR STOCKHOLDER NOMINATIONS
                           AND STOCKHOLDER PROPOSALS

     The Bylaws of the Company provide that in order for a stockholder to nominate a candidate for election as a director at an Annual Meeting of Stockholders or propose business for consideration at such meeting, notice must be given to the Secretary of the Company no more than 150 days nor less than 120 days prior to the first anniversary of the preceding year's Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of our Bylaws must be delivered to the Secretary of the Company at the principal executive office of the Company, 888 Seventh Avenue, New York, New York 10019 between December 30, 2003 and January 29, 2004.

     Stockholders interested in presenting a proposal for inclusion in the Proxy Statement for the Company's Annual Meeting of Stockholders in 2004 may do so by following the procedures in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, stockholder proposals must be received at the principal executive office of the Company, 888 Seventh Avenue, New York, New York, 10019, Attention: Secretary, not later than December 31, 2003.

                                               By Order of the Board of
                                               Directors,

                                               Paul F. Larner
                                               Corporate Secretary

April 30, 2003

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                           VORNADO OPERATING COMPANY

                                     PROXY

    The undersigned stockholder, revoking all prior proxies, hereby appoints Steven Roth and Michael D. Fascitelli, or either of them, as proxies, each with full power of substitution, to attend the Annual Meeting of Stockholders of Vornado Operating Company, a Delaware corporation (the "Company"), to be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663 on Wednesday, May 28, 2003 at 10:00 A.M., local time, and any postponements or adjournments thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. Each proxy is authorized to vote as directed on the reverse side hereof upon the proposals which are more fully set forth in the Proxy Statement and otherwise in his discretion upon such other business as may properly come before the meeting and all postponements or adjournments thereof, all as more fully set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND OTHERWISE IN THE DISCRETION OF THE PROXIES.
                (Continued and to be executed, on reverse side)

                          (Continued from other side)

1.   ELECTION OF DIRECTORS:
     The Board of Directors recommends a vote "FOR" election of the nominees for directors listed below.
     [ ]  FOR all nominees listed below
     [ ]  WITHHOLD AUTHORITY to vote for all nominees
     [ ]  FOR all nominees except the following:
     ------------------------------------
     Nominees:  Martin N. Rosen
     Russell B. Wight, Jr.
     (each for a term ending at the Annual Meeting of
     Stockholders in 2006 and until their successors are duly
     elected and qualified)


                                                           Address Change and/or
                                                                    Comments [ ]

                                                 Please date and sign exactly as
                                                 your name or names appear
                                                 hereon. Each joint owner must
                                                 sign (Officers, Executors,
                                                 Administrators, Trustees, etc.,
                                                 will kindly so indicate when
                                                 signing).

                                                 Dated

      -------------------------------------------------------------------------,
                                                 2003

                                                 -------------------------------
                                                        Signature of Stockholder

                                                 -------------------------------
                                                      Signature, if held jointly
                                                 INDICATE YOUR AUTHORIZATION IN
                                                 BLACK OR BLUE INK. [X]

 PLEASE AUTHORIZE YOUR PROXY, DATE AND SIGN AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.